UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2008

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On May 5, 2008, the Audit Committee of the Board of Directors of NPS Pharmaceuticals, Inc., (the “Company”) concluded, after consultation with management of the Company and a review of the pertinent facts, that the previously issued financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, should not be relied upon due to an error in the computation of the cash sweep premium interest expense associated with the Secured 8.0% Notes due on March 30, 2017 (Class A Notes). The Company detected this error during the course of the preparation and review of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

As a result of this error, the Company understated accrued interest expense and retained deficit and overstated income taxes payable on the Consolidated Balance Sheet as of December 31, 2007. Also, as a result of the error, the Company understated interest expense and overstated income tax expense on the Consolidated Statement of Operations for the year ended December 31, 2007. The Company is currently working on restating the financial statements that were included in its Form 10-K for the year ended December 31, 2007, and will file an amendment on Form 10-K/A to include the restated financial statements and related disclosures once they are completed. The Company expects the corrections to result in: i) an increase of $3.8 million in accrued expenses and interest expense; ii) a reduction of $0.1 million in income tax expense and income taxes payable; and iii) an increase in retained deficit of $3.7 million.

The Audit Committee of the Company’s Board of Directors has discussed this matter with KPMG LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2008	NPS PHARMACEUTICALS, INC.

	By:	/s/ ANDREW RACKEAR
Andrew Rackear Senior Vice President, General Counsel and Secretary

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